Sabre reports first quarter 2017 results

•	First quarter revenue increased 6.5%

•	Airline and Hospitality Solutions revenue grew 8.2%

•	Travel Network revenue rose 6.1%, with bookings growth of 5.8%

•	Net income attributable to common stockholders of $75.9 million decreased 27.8% and diluted net income attributable to common stockholders per share (EPS) of $0.27 decreased 27.0%

•	Adjusted EBITDA and Adjusted EPS of $297.6 million and $0.42, an increase of 3.5% and 2.4%, respectively

•	Full-year 2017 guidance reiterated

SOUTHLAKE, Texas – May 2, 2017 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2017.

“We are off to a solid start on the year with good revenue growth across the business. The macro global travel environment was supportive of growth in travel and helped drive strong bookings, passengers boarded and hotel transaction growth across our businesses in the quarter,” said Sean Menke, Sabre president and CEO. “For the first quarter, Airline and Hospitality Solutions revenue grew 8.2%, supported by 7.1% growth in passengers boarded and a strong increase in hotel transactions. Travel Network revenue increased 6.1% supported by robust bookings in all major regions of the world."

Q1 2017 Financial Summary

Sabre consolidated first quarter revenue increased 6.5% to $915.4 million, compared to $859.5 million in the year ago period.

Net income attributable to common stockholders totaled $75.9 million, compared to $105.2 million in the first quarter of 2016, a decrease of 27.8%. The decrease in net income attributable to common stockholders is primarily the result of an $11.7 million debt modification expense associated with the Company's recent debt refinancing, as well as both a $5.9 million gain associated with the sale of a business and a $16.8 million release of a discontinued operations tax reserve in the year-ago period.

First quarter consolidated Adjusted EBITDA was $297.6 million, a 3.5% increase from $287.5 million in the first quarter of 2016. The increase in consolidated Adjusted EBITDA is the result of Adjusted EBITDA increases in Airline and Hospitality Solutions and Travel Network, partially offset by increased corporate expenses in the quarter.

For the quarter, Sabre reported diluted net income attributable to common stockholders per share of $0.27 compared to $0.37 in the first quarter of 2016, a decrease of 27.0%. Adjusted net income from continuing operations per share (Adjusted EPS) increased 2.4% to $0.42 from $0.41 per share in the first quarter of 2016.

Cash provided by operating activities totaled $123.0 million, compared to $140.2 million in the first quarter of 2016. Cash used in investing activities totaled $88.3 million, compared to $234.1 million in the first quarter of 2016. Cash used in financing activities totaled $107.8 million, compared to $110.9 million in the first quarter of 2016. First quarter Free Cash Flow was $34.7 million, compared to $64.7 million in the year-ago period. Capital expenditures totaled $88.3 million, compared to $75.5 million in the year-ago period. Adjusted Capital Expenditures, which include capitalized implementation costs, totaled $105.4 million, compared to $95.4 million in the first quarter of 2016.

During the first quarter of 2017, Sabre returned $50.5 million to shareholders including $38.9 million through its regular quarterly dividend and the repurchase of 532,500 shares under its share repurchase authorization for approximately $11.5 million in aggregate.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended March 31,
	2017	2016	% Change
Total Company:

Revenue	$915,353	$859,543	6.5
Operating Income	$163,326	$171,422	(4.7)
Net income attributable to common stockholders	$75,939	$105,167	(27.8)
Diluted net income attributable to common stockholders per share (EPS)	$0.27	$0.37	(27.0)

Adjusted Gross Profit*	$400,777	$388,196	3.2
Adjusted EBITDA*	$297,561	$287,480	3.5
Adjusted Operating Income*	$210,940	$212,990	(1.0)
Adjusted Net Income*	$118,104	$114,648	3.0
Adjusted EPS*	$0.42	$0.41	2.4

Cash provided by operating activities	$123,035	$140,165	(12.2)
Cash used in investing activities	$(88,318)	$(234,140)	NM
Cash used in financing activities	$(107,788)	$(110,902)	NM
Capital Expenditures	$88,318	$75,472	17.0
Adjusted Capital Expenditures*	$105,414	$95,429	10.5

Free Cash Flow*	$34,717	$64,693	(46.3)

Net Debt (total debt, less cash)	$3,245,084	$3,212,678
Net Debt / LTM Adjusted EBITDA*	3.1x	3.3x

Airline and Hospitality Solutions:

Revenue	$257,976	$238,380	8.2
Operating Income	$46,740	$47,145	(0.9)

Adjusted EBITDA*	$85,517	$82,938	3.1

Passengers Boarded	196,343	183,392	7.1

Travel Network:

Revenue	$663,477	$625,476	6.1
Transaction Revenue	$619,583	$581,682	6.5
Subscriber / Other Revenue	$43,894	$43,794	0.2
Operating Income	$252,724	$241,544	4.6

Adjusted EBITDA*	$290,222	$273,174	6.2

Total Bookings	142,702	134,887	5.8
Air Bookings	127,364	119,866	6.3
Non-air Bookings	15,338	15,021	2.1

Air Bookings Share	36.7%	37.4%
*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Sabre Airline and Hospitality Solutions

First quarter Airline and Hospitality Solutions revenue increased 8.2% to $258.0 million compared to $238.4 million for the same period in 2016. Contributing to the rise in revenue was a 7.1% increase in airline passengers boarded through the SabreSonic reservation solution, mid-single digit revenue growth in AirVision and AirCentre solutions and revenue growth of nearly 25% in Hospitality Solutions.

First quarter Airline and Hospitality Solutions operating income decreased 0.9% to $46.7 million from $47.1 million in the prior-year period. Operating income margin was 18.1%, compared to 19.8% for the prior-year quarter. First quarter Airline and Hospitality Solutions Adjusted EBITDA increased 3.1% to $85.5 million from $82.9 million in the prior-year period. Adjusted EBITDA margin was 33.1%, compared to 34.8% for the prior-year quarter.

Sabre Travel Network

First quarter Travel Network revenue increased 6.1% to $663.5 million, compared to $625.5 million for the same period in 2016. Travel Network global bookings increased 5.8% in the quarter, driven by 9.6% growth in Asia-Pacific, 8.6% growth in EMEA, 8.4% growth in Latin America and 3.2% growth in North America.

First quarter Travel Network operating income increased 4.6% to $252.7 million from $241.5 million in the prior-year period. Operating income margin was 38.1%, compared to 38.6% for the prior-year quarter. First quarter Travel Network Adjusted EBITDA increased 6.2% to $290.2 million from $273.2 million in the prior-year period. Adjusted EBITDA margin was 43.7% and consistent to the prior-year quarter.

Business Outlook and Financial Guidance

With respect to the guidance below, full-year Adjusted Net Income guidance consists of full-year expected net income attributable to common stockholders less the estimated impact of loss from discontinued operations, net of tax, of approximately $5 million; net income attributable to noncontrolling interests of approximately $5 million; acquisition-related amortization of approximately $100 million; stock-based compensation expense of approximately $50 million; other items (primarily consisting of litigation and other costs) of approximately $40 million; and the tax benefit of these adjustments of approximately $60 million. Full-year Adjusted EPS guidance consists of Adjusted Net Income divided by the projected weighted-average diluted common share count for the full year of approximately 283 million.

Full-year Adjusted EBITDA guidance consists of expected Adjusted Net Income guidance less the impact of depreciation and amortization of property and equipment, amortization of capitalized implementation costs and amortization of upfront incentive consideration of approximately $370 million; interest expense, net of approximately $160 million; and provision for income taxes less tax impact of net income adjustments of approximately $180 million.

Full-year Free Cash Flow guidance consists of expected full-year cash provided by operating activities of $710 million to $730 million less additions to property and equipment of $360 million to $380 million.

Full-Year 2017 Guidance

Sabre reiterated full-year 2017 guidance for revenue, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow. In summary, Sabre's full-year 2017 guidance is as follows:

	Range	Growth Rate
($ millions, except for EPS)
Revenue	$3,540 - $3,620	5% - 7%

Adjusted EBITDA	$1,080 - $1,120	3% - 7%

Adjusted Net Income	$370 - $410	0% - 11%

Adjusted EPS	$1.31 - $1.45	0% - 11%

Free Cash Flow	Approximately $350M

Conference Call

Sabre will conduct its first quarter 2017 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.sabre.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that we obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have not independently verified this third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "guidance," “expect,” "outlook," "estimate," "project," "believe," "will," "anticipate," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, exposure to pricing pressure in the Travel Network business, the implementation and effects of new or renewed agreements, travel suppliers' usage of alternative distribution models, maintenance of the integrity of our systems and infrastructure and the effect of any security breaches, competition in the travel distribution market and solutions markets, failure to adapt to technological developments, dependence on maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements changes affecting travel supplier customers, use of third-party distributor partners, dependence on relationships with travel buyers, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit" and uncertainty due to related negotiations, risks arising from global operations, reliance on third parties to provide information technology services, the financial and business effects of acquisitions, including integration of these acquisitions, our ability to recruit, train and retain employees, including our key executive officers and technical employees and the effects of litigation. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Annual Report on Form 10-K filed with the SEC on February 17, 2017 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$915,353	$859,543
Cost of revenue	607,586	554,265
Selling, general and administrative	144,441	133,856
Operating income	163,326	171,422
Other income (expense):
Interest expense, net	(39,561)	(41,202)
Joint venture equity income	898	763
Other, net	(15,234)	3,360
Total other expense, net	(53,897)	(37,079)
Income from continuing operations before income taxes	109,429	134,343
Provision for income taxes	31,707	41,424
Income from continuing operations	77,722	92,919
(Loss) income from discontinued operations, net of tax	(477)	13,350
Net income	77,245	106,269
Net income attributable to noncontrolling interests	1,306	1,102
Net income attributable to common stockholders	$75,939	$105,167

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.28	$0.33
Income from discontinued operations	—	0.05
Net income per common share	$0.28	$0.38
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.27	$0.33
Income from discontinued operations	—	0.05
Net income per common share	$0.27	$0.37
Weighted-average common shares outstanding:
Basic	277,353	275,568
Diluted	279,559	281,963

Dividends per common share	$0.14	$0.13

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$287,639	$364,114
Accounts receivable, net	512,340	400,667
Prepaid expenses and other current assets	110,449	88,600
Total current assets	910,428	853,381
Property and equipment, net of accumulated depreciation of $1,045,176 and $986,891	777,954	753,279
Investments in joint ventures	26,412	25,582
Goodwill	2,546,606	2,548,447
Acquired customer relationships, net of accumulated amortization of $668,091 and $646,850	365,398	387,632
Other intangible assets, net of accumulated amortization of $552,318 and $538,381	373,868	387,805
Deferred income taxes	81,216	95,285
Other assets, net	708,117	673,159
Total assets	$5,789,999	$5,724,570

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$170,028	$168,576
Accrued compensation and related benefits	66,565	102,037
Accrued subscriber incentives	266,944	216,011
Deferred revenues	225,058	187,108
Other accrued liabilities	241,073	222,879
Current portion of debt	60,246	169,246
Tax Receivable Agreement	74,977	100,501
Total current liabilities	1,104,891	1,166,358
Deferred income taxes	97,217	88,957
Other noncurrent liabilities	478,409	567,359
Long-term debt	3,438,758	3,276,281

Stockholders’ equity
Common Stock: $0.01 par value; 450,000,000 authorized shares; 287,946,603 and 285,461,125 shares issued, 278,445,924 and 276,949,802 shares outstanding at March 31, 2017 and December 31, 2016, respectively	2,879	2,854
Additional paid-in capital	2,126,013	2,105,843
Treasury Stock, at cost, 9,500,679 and 8,511,323 shares at March 31, 2017 and December 31, 2016, respectively	(243,346)	(221,746)
Retained deficit	(1,104,117)	(1,141,116)
Accumulated other comprehensive loss	(114,638)	(122,799)
Noncontrolling interest	3,933	2,579
Total stockholders’ equity	670,724	625,615
Total liabilities and stockholders’ equity	$5,789,999	$5,724,570

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating Activities
Net income	$77,245	$106,269
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	105,670	96,283
Amortization of upfront incentive consideration	16,132	12,337
Litigation-related credits	—	(23,001)
Stock-based compensation expense	8,034	10,289
Allowance for doubtful accounts	2,476	3,972
Deferred income taxes	20,296	30,756
Joint venture equity income	(898)	(763)
Amortization of debt issuance costs	2,475	1,946
Loss on modification of debt	11,730	—
Other	848	(213)
Income from discontinued operations	477	(13,350)
Changes in operating assets and liabilities:
Accounts and other receivables	(119,056)	(74,362)
Prepaid expenses and other current assets	(15,701)	(9,039)
Capitalized implementation costs	(17,096)	(19,957)
Upfront incentive consideration	(25,534)	(23,028)
Other assets	(15,967)	(7,615)
Accrued compensation and related benefits	(35,646)	(31,810)
Accounts payable and other accrued liabilities	69,188	55,835
Deferred revenue including upfront solution fees	38,362	25,616
Cash provided by operating activities	123,035	140,165
Investing Activities
Additions to property and equipment	(88,318)	(75,472)
Acquisition, net of cash acquired	—	(158,668)
Cash used in investing activities	(88,318)	(234,140)
Financing Activities
Proceeds of borrowings from lenders	1,897,625	161,000
Payments on borrowings from lenders	(1,844,553)	(232,296)
Payments on Tax Receivable Agreement	(99,241)	—
Debt issuance and modification costs	(10,055)	—
Net proceeds (payments) on the settlement of equity-based awards	2,111	(2,003)
Cash dividends paid to common stockholders	(38,939)	(35,956)
Repurchase of common stock	(11,540)	—
Other financing activities	(3,196)	(1,647)
Cash used in financing activities	(107,788)	(110,902)
Cash Flows from Discontinued Operations
Cash used in operating activities	(1,846)	(3,880)
Cash provided by investing activities	—	—
Cash used in discontinued operations	(1,846)	(3,880)
Effect of exchange rate changes on cash and cash equivalents	(1,558)	(673)
(Decrease) increase in cash and cash equivalents	(76,475)	(209,430)
Cash and cash equivalents at beginning of period	364,114	321,132
Cash and cash equivalents at end of period	$287,639	$111,702

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of Net income to Adjusted Net Income from continuing operations and Adjusted EBITDA:

	Three Months Ended March 31,
	2017	2016
Net income attributable to common stockholders	$75,939	$105,167
Loss (income) from discontinued operations, net of tax	477	(13,350)
Net income attributable to noncontrolling interests(1)	1,306	1,102
Income from continuing operations	77,722	92,919
Adjustments:
Acquisition-related amortization(2a)	35,181	34,130
Other, net (4)	15,234	(3,360)
Restructuring and other costs (5)	—	124
Acquisition-related costs(6)	—	108
Litigation costs (reimbursements), net (7)	3,501	(3,846)
Stock-based compensation	8,034	10,289
Tax impact of net income adjustments	(21,568)	(15,716)
Adjusted Net Income from continuing operations	$118,104	$114,648
Adjusted Net Income from continuing operations per share	$0.42	$0.41
Diluted weighted-average common shares outstanding	279,559	281,963

Adjusted Net Income from continuing operations	$118,104	$114,648
Adjustments:
Depreciation and amortization of property and equipment(2b)	61,300	53,665
Amortization of capitalized implementation costs(2c)	9,189	8,488
Amortization of upfront incentive consideration(3)	16,132	12,337
Interest expense, net	39,561	41,202
Remaining provision for income taxes	53,275	57,140
Adjusted EBITDA	$297,561	$287,480

Reconciliation of Operating Income to Adjusted Operating Income:

	Three Months Ended March 31,
	2017	2016
Operating income	$163,326	$171,422
Adjustments:
Joint venture equity income	898	763
Acquisition-related amortization(2a)	35,181	34,130
Restructuring and other costs (5)	—	124
Acquisition-related costs(6)	—	108
Litigation costs (reimbursements), net (7)	3,501	(3,846)
Stock-based compensation	8,034	10,289
Adjusted Operating Income	$210,940	$212,990

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended March 31,
	2017	2016
Additions to property and equipment	$88,318	$75,472
Capitalized implementation costs	17,096	19,957
Adjusted Capital Expenditures	$105,414	$95,429

Reconciliation of Free Cash Flow:

	Three Months Ended March 31,
	2017	2016
Cash provided by operating activities	$123,035	$140,165
Cash used in investing activities	(88,318)	(234,140)
Cash used in financing activities	(107,788)	(110,902)

	Three Months Ended March 31,
	2017	2016
Cash provided by operating activities	$123,035	$140,165
Additions to property and equipment	(88,318)	(75,472)
Free Cash Flow	$34,717	$64,693

Reconciliation of Net Income to LTM Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended
	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017	LTM
Net income attributable to common stockholders	$72,019	$40,815	$24,561	$75,939	$213,334
(Income) loss from discontinued operations, net of tax	2,098	394	5,309	477	8,278
Net income attributable to noncontrolling interests(1)	1,078	1,047	1,150	1,306	4,581
Income from continuing operations	75,195	42,256	31,020	77,722	226,193
Adjustments:
Acquisition-related amortization(2a)	34,018	39,430	35,847	35,181	144,476
Loss on extinguishment of debt	—	3,683	—	—	3,683
Other, net (4)	(876)	(281)	(23,100)	15,234	(9,023)
Restructuring and other costs (5)	1,116	583	16,463	—	18,162
Acquisition-related costs(6)	516	90	65	—	671
Litigation costs, net(7)	1,901	7,034	41,906	3,501	54,342
Stock-based compensation	12,810	12,913	12,512	8,034	46,269
Depreciation and amortization of property and equipment(2b)	56,214	58,271	65,153	61,300	240,938
Amortization of capitalized implementation costs(2c)	8,211	11,529	9,030	9,189	37,959
Amortization of upfront incentive consideration(3)	13,896	17,139	12,352	16,132	59,519
Interest expense, net	37,210	38,002	41,837	39,561	156,610
Provision for income taxes	31,273	7,208	6,740	31,707	76,928
Adjusted EBITDA	$271,484	$237,857	$249,825	$297,561	$1,056,727

Net Debt (total debt, less cash)					$3,245,084
Net Debt / LTM Adjusted EBITDA					3.1x

	Three Months Ended
	Jun 30, 2015	Sept. 30, 2015	Dec 31, 2015	Mar 31, 2016	LTM
Net income attributable to common stockholders	$32,207	$176,340	$129,441	$105,167	$443,155
(Income) loss from discontinued operations, net of tax	(696)	(53,892)	(100,909)	(13,350)	(168,847)
Net income attributable to noncontrolling interests(1)	1,078	676	980	1,102	3,836
Income from continuing operations	32,589	123,124	29,512	92,919	278,144
Adjustments:
Acquisition-related amortization (2a)	23,211	31,384	31,851	34,130	120,576
Loss on extinguishment of debt	33,235	—	5,548	—	38,783
Other, net (4)	(197)	(92,568)	(3,057)	(3,360)	(99,182)
Restructuring and other costs (5)	—	8,888	368	124	9,380
Acquisition-related costs (6)	2,053	9,350	1,223	108	12,734
Litigation costs, net (7)	2,043	9,318	1,912	(3,846)	9,427
Stock-based compensation	7,330	7,204	6,643	10,289	31,466
Depreciation and amortization of property and equipment (2b)	46,244	49,247	56,366	53,665	205,522
Amortization of capitalized implementation costs (2c)	7,902	7,606	8,409	8,488	32,405
Amortization of upfront incentive consideration (3)	10,878	9,525	11,946	12,337	44,686
Interest expense, net	42,609	40,581	43,655	41,202	168,047
Provision for income taxes	19,676	38,007	34,386	41,424	133,493
Adjusted EBITDA	$227,573	$241,666	$228,762	$287,480	$985,481

Net Debt (total debt, less cash)					$3,212,678
Net Debt / LTM Adjusted EBITDA					3.3x

Reconciliation of Operating Income (loss) to Adjusted Gross Profit and Adjusted EBITDA by segment:

	Three Months Ended March 31, 2017
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$252,724	$46,740	$(136,138)	$163,326
Add back:
Selling, general and administrative	31,083	20,584	92,774	144,441
Cost of revenue adjustments:
Depreciation and amortization(2)	19,079	38,024	16,594	73,697
Amortization of upfront incentive consideration(3)	16,132	—	—	16,132
Stock-based compensation	—	—	3,181	3,181
Adjusted Gross Profit	319,018	105,348	(23,589)	400,777
Selling, general and administrative	(31,083)	(20,584)	(92,774)	(144,441)
Joint venture equity income	898	—	—	898
Selling, general and administrative adjustments:
Depreciation and amortization(2)	1,389	753	29,831	31,973
Litigation costs(7)	—	—	3,501	3,501
Stock-based compensation	—	—	4,853	4,853
Adjusted EBITDA	$290,222	$85,517	$(78,178)	$297,561

Operating income margin	38.1%	18.1%	NM	17.8%
Adjusted EBITDA margin	43.7%	33.1%	NM	32.5%

	Three Months Ended March 31, 2016
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$241,544	$47,145	$(117,267)	$171,422
Add back:
Selling, general and administrative	33,373	18,241	82,242	133,856
Cost of revenue adjustments:
Depreciation and amortization(2)	17,660	35,490	13,357	66,507
Amortization of upfront incentive consideration(3)	12,337	—	—	12,337
Stock-based compensation	—	—	4,074	4,074
Adjusted Gross Profit	304,914	100,876	(17,594)	388,196
Selling, general and administrative	(33,373)	(18,241)	(82,242)	(133,856)
Joint venture equity income	763	—	—	763
Selling, general and administrative adjustments:
Depreciation and amortization(2)	870	303	28,603	29,776
Restructuring and other costs(5)	—	—	124	124
Acquisition-related costs(6)	—	—	108	108
Litigation reimbursements, net(7)	—	—	(3,846)	(3,846)
Stock-based compensation	—	—	6,215	6,215
Adjusted EBITDA	$273,174	$82,938	$(68,632)	$287,480

Operating income margin	38.6%	19.8%	NM	19.9%
Adjusted EBITDA margin	43.7%	34.8%	NM	33.4%

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted Net Income from continuing operations per share (Adjusted EPS), Adjusted Capital Expenditures, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating income (loss) adjusted for selling, general and administrative expenses, amortization of upfront incentive consideration, and the cost of revenue portion of depreciation and amortization and stock-based compensation.

We define Adjusted Operating Income as operating income adjusted for joint venture equity income, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation (reimbursements) costs, net, and stock-based compensation.

We define Adjusted Net Income as net income attributable to common stockholders adjusted for income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interests, acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, stock-based compensation and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by the applicable share count.

We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures include cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Adjusted Capital Expenditures assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Operating Income, Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•
Other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Non-GAAP Footnotes

(1)
Net Income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, and (iii) Abacus International Lanka Pte Ltd of 40%.

(2)	Depreciation and amortization expenses:

a.
Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date and amortization of the excess basis in our underlying equity in joint ventures.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)
Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)
In the first quarter of 2017, we recognized a $12 million loss related to the debt modification costs associated with our debt refinancing. In the first quarter of 2016, we recognized a gain of $6 million associated with the receipt of an earn-out payment from the sale of a business in 2013. In the third quarter of 2015, we recognized a gain of $86 million associated with the remeasurement of our previously-held 35% investment in Abacus International Pte Ltd and a gain of $12 million related to the settlement of pre-existing agreements between us and AIPL. In addition, other, net includes foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)	Restructuring and other costs represent charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.

(6)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of the Trust Group and Airpas Aviation.

(7)	Litigation costs (reimbursements), net represent charges and legal fee reimbursements associated with antitrust litigation.